Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Preliminary Prospectus Supplement dated June 28, 2021

Registration Nos. 333-236083 and 333-236083-02

Final Term Sheet

U.S.$1,000,000,000 3.125% Global Notes due 2032

June 28, 2021

Issuer: Suzano Austria GmbH

Guarantor: Suzano S.A.

Ranking: Senior unsecured notes

Title of Securities: 3.125% Global Notes due 2032 (the “Notes”)

Aggregate Principal Amount: U.S.$1,000,000,000

Format: SEC Registered

Notes: The Notes are being offered under an indenture, dated as of January 24, 2020, as supplemented by the Second Supplemental Indenture, dated on or about July 1, 2021 (the “Indenture”), in each case, entered into by and among the Issuer, the Guarantor and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”), registrar, paying agent and transfer agent.

Price to Public: 98.627% of the principal amount, plus accrued interest, if any, from and including July 1, 2021, if settlement occurs after that date.

Maturity Date: January 15, 2032.

Interest Rate/Coupon: 3.125%

Interest Payment Dates: January 15 and July 15 of each year, commencing on January 15, 2022.

Interest Payment Record Dates: January 13 and July 13 of each year.

Interest Rate Step Up: From and including July 16, 2027, the interest rate payable on the Notes in effect at such time shall be increased by 12.5 basis points per annum unless the Issuer has notified the Trustee at least 30 days prior to July 16, 2027 that in respect of the year ended December 31, 2026: (i) the Industrial Water Withdrawal Intensity Sustainability Performance Targets have been satisfied and (ii) the satisfaction of the Industrial Water Withdrawal Intensity Sustainability Performance Targets has been confirmed by the External Verifier in accordance with its customary procedures.

From and including July 16, 2026, the interest rate payable on the Notes shall be increased by 12.5 basis points per annum unless the Issuer has notified the Trustee at least 30 days prior to July 16, 2026 that in respect of the year ended December 31, 2025: (i) the Women in Leadership Positions Sustainability Performance Target has been satisfied and (ii) the satisfaction of the Women in Leadership Positions Sustainability Performance Target has been confirmed by the External Verifier in accordance with its customary procedures.

Redemption Provisions/Call Options: Prior to October 15, 2031 (the “Par Call Date”), the Issuer may redeem the Securities in whole at any time, or in part from time to time, at a redemption price based on a “make-whole” premium calculated on a yield of T+30 bps (as more fully described in the Preliminary Prospectus Supplement), plus accrued and unpaid interest, if any, to the redemption date. At any time on or after the Par Call Date, we may redeem the Notes, in whole or in part at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to such redemption date. For purposes of optional redemption, interest will be calculated, between the Women in Leadership Positions Interest Rate Step Up Date and the Water Withdrawal Intensity Interest Rate Step Up Date, at the Women in Leadership Positions Subsequent Rate of Interest, unless the Women in Leadership Positions Sustainability Performance Target has been satisfied and the Issuer has provided the Women in Leadership Positions Satisfaction Notice and after the Industrial Water Withdrawal Intensity Interest Rate Step Up Date at the Industrial Water Withdrawal Intensity Subsequent Rate of Interest, unless the Industrial Water Withdrawal Intensity Sustainability Performance Target has been satisfied and the Issuer has provided the Industrial Water Withdrawal Intensity Satisfaction Notice.

The Issuer may redeem the Securities, in whole but not in part, at 100% of its principal amount plus accrued and unpaid interest and additional amounts, if any, at any time upon the occurrence of specified events relating to Brazilian, Austrian or other relevant jurisdictions’ tax laws.

Yield to Maturity: 3.280%

Day Count: 30/360

U.S. Treasury Benchmark: 1.625% due May 15, 2031

U.S. Treasury Benchmark Price and Yield: 101 - 10+ and 1.480%

Spread to U.S. Treasury Benchmark: 180 bps

Settlement Date*: July 1, 2021

Minimum Denomination: U.S.$1,000 x U.S.$1,000

Global Coordinators and Joint Bookrunners: BNP Paribas Securities Corp., BofA Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Rabo Securities USA, Inc. and Scotia Capital (USA) Inc.

Joint Bookrunners: Credit Agricole Securities (USA) Inc., Goldman Sachs Bank Europe SE, MUFG Securities Americas Inc. and SMBC Nikko Securities America, Inc.

Ratings**: S&P: BBB- / Fitch: BBB-

CUSIP: 86964WAK8

ISIN: US86964WAK80

Listing: The Issuer expects to list the Notes on the New York Stock Exchange.

* We expect that delivery of the Notes will be made to investors on or about July 1, 2021, which will be the third business day following the date of pricing of the Notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternate settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade Notes prior to the settlement date should consult their own advisors.

** A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the securities to which this final term sheet relates have been registered by Suzano Austria GmbH and Suzano S.A. by means of a registration statement on Form F-3 (Registration Nos. 333-236083, 333-236083-01 and 333-236083-02).

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor or any underwriter participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling BofA Securities, Inc. at 1-800-294-1322, BNP Paribas Securities Corp. at 1-800-854-5674, Credit Agricole Securities (USA) Inc. at 1-866-807-6030, J.P. Morgan Securities LLC at 1-212-834-4533, Mizuho Securities USA LLC at 1-866-271-7403, MUFG Securities Americas Inc. at 1-212-405-7000, Rabo Securities USA, Inc. at 1-866-746-3850 or Scotia Capital (USA) Inc. at 1-800-372-3930.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the U.K. may be unlawful under the PRIIPs Regulation. References to Regulations or Directives include, in relation to the U.K., those Regulations or Directives as they form part of U.K. domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in U.K. domestic law, as appropriate.